Exhibit 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500

Enterprise Reports Record Results for 2010

Houston, Texas (Thursday, February 17, 2011) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months and year ended December 31, 2010.  Enterprise reported record aggregate natural gas liquid (NGL), crude oil, refined products and petrochemical pipeline volumes as well as record natural gas pipeline volumes for 2010.  The partnership also reported record NGL fractionation, propylene fractionation, equity NGL production and fee-based natural gas processing volumes for 2010.  This volume growth contributed to record net income of $1.4 billion, record gross operating margin of $3.3 billion and record distributable cash flow of $2.3 billion for 2010.

“Enterprise had another successful year in 2010,” stated Michael A. Creel, president and CEO of Enterprise.  “Our diverse system of assets handled record volumes of liquids and natural gas.  We benefited from production growth in the developing shale regions and from increased demand for NGLs by the U.S. petrochemical industry and international customers.  This volume growth led to another year of record financial performance.”

“We invested $3.1 billion of capital to develop and acquire midstream energy infrastructure to serve our producing customers in areas such as the Haynesville/Bossier Shale and the Eagle Ford Shale and to accommodate our petrochemical customers’ increasing demand for NGLs.  Three major construction projects began operations during 2010: a 5.3 million barrel refined products storage facility serving a large refining customer in Port Arthur, Texas; the Trinity River Basin natural gas pipeline serving producers in the Barnett Shale area of North Texas; and a fourth NGL fractionator at our complex in Mont Belvieu, Texas.  We made these investments while maintaining attractive credit ratios and increasing our distributable cash flow.  In 2010, we provided our partners with 5.4 percent distribution growth while retaining a record $480 million of distributable cash flow in the partnership for financial flexibility and reinvestment in our growth capital projects,” continued Creel.

“Our commercial team was successful in executing contracts with leading oil and gas producers to support expansions of our integrated system of assets.  We expect to invest approximately $3.4 billion in growth capital projects during 2011 of which approximately 85 percent will be deployed in the Eagle Ford and Haynesville/Bossier Shale regions.  The first of these projects, the Haynesville Extension expansion of our Acadian Gas system, is expected to begin operations in September 2011 and come in under budget.  Our large base of assets continues to provide us opportunities for further expansions.  We want to thank our debt and equity investors for their continued support of our efforts to responsibly grow the partnership,” said Creel.

Fourth Quarter 2010 Highlights

•
Results presented for 2010 and 2009 reflect the recent merger of Enterprise GP Holdings L.P. (“Holdings”) with a wholly-owned subsidiary of Enterprise, which was completed on November 22, 2010 (the “Holdings Merger”).  See Basis of Presentation later in this press release for an overview of the accounting presentation.

•
Enterprise reported gross operating margin of $829 million and net income of $289 million for the fourth quarter of 2010 compared to record gross operating margin of $880 million and net income of $444 million for the fourth quarter of 2009.

•
Enterprise reported record gross operating margin of $3.3 billion and net income of $1.4 billion for the full year of 2010 compared to gross operating margin of $2.9 billion and net income of $1.1 billion for the full year of 2009.

	4th Quarter		Year Ended December 31,
	2010	2009	2010	2009
$ in millions, except per unit amounts
Gross operating margin	$829	$880	$3,253	$2,881
Net income	$289	$444	$1,384	$1,140
Diluted earnings per unit (1)	$0.33	$0.37	$1.15	$0.99
Adjusted EBITDA	$803	$851	$3,256	$2,760
Distributable cash flow	$571	$570	$2,256	$1,643

(1)   Earnings per unit amounts for periods prior to the effective date of the Holdings Merger, November 22, 2010, are not comparable to amounts previously reported by Enterprise and are based on net income attributable to the former owners of Holdings, divided by the applicable weighted-average number of Holdings’ units outstanding for the period adjusted for the merger exchange ratio of 1.5 Enterprise common units for each Holdings unit. Following the merger, earnings per unit is determined by dividing net income attributable to Enterprise by the applicable weighted-average number of Enterprise limited partner units outstanding for the period.

•
Enterprise increased its cash distribution rate with respect to the fourth quarter of 2010 to $0.59 per unit, or $2.36 per unit on an annualized basis, which represents a 5.4 percent increase from the distribution rate paid with respect to the fourth quarter of 2009.  This is the 26th consecutive quarterly increase and the 35th increase since the partnership’s IPO in 1998.  The distribution with respect to the fourth quarter of 2010 was paid on February 7, 2011;

•
Enterprise reported distributable cash flow of $571 million for the fourth quarter of 2010, which provided 1.2 times coverage of the $0.59 per unit cash distribution declared for its limited partners.  Enterprise retained approximately $92 million of distributable cash flow for the fourth quarter of 2010;

•
Distributable cash flow for 2010 was $2.3 billion and provided 1.3 times coverage of the $2.315 per unit of limited partner distributions declared with respect to 2010.  Enterprise retained approximately $480 million of distributable cash flow for 2010.  Since its IPO, Enterprise has generated over $10 billion in distributable cash flow and retained approximately $1.6 billion;

•
Enterprise’s NGL, crude oil, refined products and petrochemical pipeline volumes for the fourth quarter of 2010 were a record 4.3 million barrels per day, which was slightly higher than volumes in the fourth quarter of 2009.  Total natural gas pipeline volumes increased 9 percent to 12.6 trillion British thermal units per day (“TBtud”) for the fourth quarter of 2010.  NGL fractionation volumes for the fourth quarter of 2010 increased 10 percent to a record 526 thousand barrels per day (“MBPD”).  Equity NGL production for the fourth quarter of 2010 was 117 MBPD compared to 120 MBPD in the fourth quarter of 2009;

•
Enterprise made capital investments of $694 million during the fourth quarter of 2010, including $63 million of sustaining capital expenditures.  For 2010, Enterprise made capital investments of $3.3 billion, including $240 million of sustaining capital expenditures; and

•	After adjusting for approximately $1.5 billion of proceeds received on January 13, 2011 from the issuance of 5-year and 30-year notes and the maturity of $450 million in notes on February 1, 2011, Enterprise had consolidated liquidity (unrestricted cash and available capacity under credit facilities for both Enterprise and Duncan Energy Partners L.P. (“DEP”)) at year end 2010 of approximately $2.9 billion.

Review of Fourth Quarter 2010 Results

Gross operating margin was $829 million for the fourth quarter of 2010 compared to $880 million for the fourth quarter of 2009.  Two notable items contributed to this $51 million decline in gross operating margin:  $25 million of gains related to insurance proceeds received in the fourth quarter of 2009 and a $29 million benefit recorded in the fourth quarter of 2009 from a Mid-America pipeline rate case settlement.  A more detailed comparison of gross operating margin for each business segment is included later in this press release.

Net income for the fourth quarter of 2010 was $289 million versus $444 million for the fourth quarter of 2009.  This $155 million decrease in net income was generally due to (1) the $51 million decrease in gross operating margin described above; (2) a $23 million increase in non-cash charges for the future abandonment of offshore assets; (3) $31 million of non-cash expenses recorded in the fourth quarter of 2010 related to the assignment of Holdings’ interest rate swaps to Enterprise and the write off of Holdings’ unamortized debt issuance costs and (4) $11 million of expenses incurred in the fourth quarter of 2010 related to the Holdings’ Merger.

On January 14, 2011, the Board of Directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate with respect to the fourth quarter of 2010 to $0.59 per unit, representing a 5.4 percent increase over the $0.56 per unit rate that was paid with respect to the fourth quarter of 2009.  Enterprise generated distributable cash flow of $571 million during the fourth quarter of 2010 compared to $570 million for the fourth quarter of 2009.  Enterprise’s distributable cash flow for the fourth quarter of 2010 provided 1.2 times coverage of the cash distributions that were paid on February 7, 2011.  The partnership retained approximately $92 million, or 16 percent, of distributable cash flow in the fourth quarter of 2010, which is available to reinvest in growth capital projects, reduce debt, and decrease the need to issue additional equity.  For 2010, Enterprise generated approximately $2.3 billion of distributable cash flow, of which it retained $480 million, or 21 percent, to reinvest in the partnership and provide additional financial flexibility.  Since the partnership’s IPO in 1998, Enterprise has generated over $10 billion of distributable cash flow, of which it has retained over $1.6 billion.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable U.S. GAAP financial measure, net cash flows provided by operating activities.

Certain of Enterprise’s revenues, operating costs and expenses can fluctuate significantly based on the prices of natural gas, NGLs and crude oil without necessarily affecting gross operating margin and operating income to the same degree.  Revenue for the fourth quarter of 2010 increased to $9.6 billion from $8.4 billion in the same quarter of 2009 primarily attributable to higher volumes and commodity prices.

Operating income was $505 million for the fourth quarter of 2010 versus $625 million for the same quarter of 2009.  This $120 million decrease in operating income was generally due to (1) the $51 million decrease in gross operating in the fourth quarter of 2010 compared to the fourth quarter of 2009 described above; (2) a $23 million increase in non-cash charges for the future abandonment of offshore assets; and (3) $11 million of expenses recorded in the fourth quarter of 2010 related to the Holdings Merger.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the fourth quarter of 2010 was $803 million compared to $851 million for the fourth quarter of 2009.  This $48 million decrease in Adjusted EBITDA was primarily due to the same items that impacted the gross operating margin between the two periods.

Review of Segment Performance for the Fourth Quarter of 2010

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was $457 million for the fourth quarter of 2010 compared to $511 million for the same quarter of 2009.

Enterprise’s natural gas processing and related NGL marketing business recorded gross operating margin of $239 million for the fourth quarter of 2010 compared to $299 million for the fourth quarter of 2009.  This $60 million decrease was largely due to a $41 million decline in gross operating margin in our NGL marketing business associated with forward sales of NGLs, which both volumes and margins were at record levels in the fourth quarter of 2009, and a $20 million decrease in gross operating margin from the Pioneer processing plant due in part to 15 days of downtime associated with repairs and maintenance activities and a 6 MBPD decrease in equity NGL production.  Equity NGL production (the NGLs that Enterprise earns title to as a result of providing processing services) was 117 MBPD for the fourth quarter of 2010 compared to 120 MBPD for the fourth quarter of 2009..  Enterprise reported a 31 percent increase in fee-based processing volumes to over 3.3 billion cubic feet per day for the fourth quarter of 2010 compared to 2.5 billion cubic feet per day for the fourth quarter of 2009 on volume growth in the Rocky Mountains and Texas.

Gross operating margin from the partnership’s NGL pipeline and storage business was $180 million in the fourth quarter of 2010 compared to $176 million in the fourth quarter of 2009.  With the exception of our Mid-America pipeline system, these businesses reported an aggregate $35 million increase in gross operating margin.  This business reported record NGL pipeline volumes of 2.5 million barrels per day in the fourth quarter of 2010 compared to 2.4 million barrels per day in the fourth quarter of 2009.  Gross operating margin for the fourth quarter of 2010 from our Mid-America pipeline system decreased $31 million from the fourth quarter of 2009, which included a $29 million benefit from a rate case settlement that was recorded in the fourth quarter of 2009.

Enterprise’s NGL fractionation business reported record gross operating margin of $38 million for the fourth quarter of 2010 compared to $36 million reported for the same quarter of 2009.  This $2 million increase in gross operating margin was primarily due to higher volumes and fees associated with the expansion of our Mont Belvieu NGL fractionation facility, the fourth unit of which began commercial operations late in the fourth quarter of 2010. Fractionation volumes for the fourth quarter of 2010 were a record 526 MBPD compared with 477 MBPD in the fourth quarter of 2009.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines & Services segment reported an increase in gross operating margin to $136 million for the fourth quarter of 2010 from $110 million earned in the fourth quarter of 2009.  This $26 million increase in gross operating margin was largely due to $14 million of gross operating margin generated by the State Line and Fairplay natural gas gathering systems that were acquired in the second quarter of 2010; a $4 million increase in gross operating margin from the Texas Intrastate system on a 0.3 TBtud increase in volumes; and a $3 million increase in gross operating margin from the partnership’s natural gas storage business.  Total onshore natural gas pipeline volumes increased 12 percent to 11.5 TBtud for the fourth quarter of 2010 versus 10.2 TBtud for the same quarter of 2009.

Onshore Crude Oil Pipelines & Services – Gross operating margin from the partnership’s onshore crude oil pipelines and services business was $26 million for the fourth quarter of 2010 compared to $38 million for the fourth quarter of 2009.   The $12 million decrease in gross operating margin was primarily attributable to an $11 million decrease in gross operating margin from crude oil marketing activities for the fourth quarter of 2010 primarily due to lower crude oil sales margins and a $3 million decrease in equity earnings from Seaway primarily due to a 44 MBPD decrease in pipeline volumes.  This was partially offset by a $2 million increase in gross operating margin from our Red River pipeline, which benefited from a 12 MBPD increase in volumes.  Total onshore crude oil transportation volumes were 645 MBPD for the fourth quarter of 2010 compared to 672 MBPD for the fourth quarter of 2009.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $66 million in the fourth quarter of 2010 compared to $98 million in the same quarter of 2009.  Excluding $21 million of gains related to insurance proceeds that were received in the fourth quarter of 2009, gross operating margin decreased $11 million for the fourth quarter of 2010 compared to the fourth quarter of 2009.  This segment continues to be impacted by lower exploration and development activity in the Gulf of Mexico due to federal regulatory issues.

The Independence Hub platform and Trail pipeline reported an $8 million decline in aggregate gross operating margin to $36 million for the fourth quarter of 2010 compared to $44 million for the fourth quarter of 2009, which excludes $9 million of insurance proceeds received in the fourth quarter of 2009.  Natural gas volumes on the Independence system were 468 billion British thermal units per day (“BBtud”) for the fourth quarter of 2010 compared to 642 BBtud reported for the fourth quarter of 2009.    Total offshore natural gas pipeline volumes (including those for Independence Trail) were 1.1 TBtud for the fourth quarter of 2010 compared to 1.3 TBtud for the fourth quarter of 2009.

Gross operating margin from Enterprise’s offshore crude oil pipeline business was $25 million for the fourth quarter of 2010 compared to $32 million for the fourth quarter of 2009 on an 83 MBPD decrease in volumes between the periods.  Total offshore crude oil pipeline volumes were 304 MBPD in the fourth quarter of 2010 versus 387 MBPD in the same quarter of 2009.

Petrochemical & Refined Product Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased by $31 million to $140 million in the fourth quarter of 2010 from $109 million in the fourth quarter of 2009.

The partnership’s propylene business reported gross operating margin of $49 million for the fourth quarter of 2010 versus $21 million in the fourth quarter of 2009 on higher volumes and margins. Propylene fractionation volumes were 74 MBPD in the fourth quarter of 2010 compared to 71 MBPD for the same quarter of 2009.  Related propylene pipeline volumes were 113 MBPD during the fourth quarter of 2010 compared to 104 MBPD in the fourth quarter of 2009.

Enterprise’s refined products pipelines and related services business reported gross operating margin of $40 million for the fourth quarter of 2010 compared to $46 million in the fourth quarter of 2009.  The $6 million decrease in gross operating margin was primarily due to lower revenues and higher operating and repair expenses associated with a leak on the Products Pipeline System that occurred during the third quarter of 2010.  This segment of pipeline (located in New York state) was repaired, tested and returned to service in early February 2011.  Pipeline volumes for the refined products and terminal business were 726 MBPD for the fourth quarter of 2010 compared to 706 MPBD for the fourth quarter of 2009.

Enterprise’s butane isomerization business reported gross operating margin of $21 million in the fourth quarter of 2010 versus $20 million in the fourth quarter of 2009 due to higher revenues from the sales of by-products, which more than offset the effect of lower volumes.  Isomerization volumes during the fourth quarter of 2010 were 87 MBPD compared to 93 MBPD in the fourth quarter of 2009.

Gross operating margin for Enterprise’s octane enhancement business increased to $11 million in the fourth quarter of 2010 from $7 million in the fourth quarter of 2009 largely due to a 7 MBPD increase in volumes to 20 MBPD in the fourth quarter of 2010.

Enterprise’s marine transportation and other service businesses reported gross operating margin of $19 million for the fourth quarter of 2010 compared to $15 million for the fourth quarter of 2009.  The $4 million increase in gross operating margin was primarily due to an increase in revenues from higher utilization rates and the addition of ten new vessels to the fleet.

Other Investments – Gross operating margin for the Other Investments segment was $4 million for the fourth quarter of 2010 compared to $15 million for the fourth quarter of 2009.  This business segment consists of our noncontrolling ownership interests in Energy Transfer Equity, L.P. (NYSE: ETE), which is accounted for using the equity method.

Review of Other Items for the Fourth Quarter 2010

General and administrative costs for the fourth quarter of 2010 were $54 million compared to $41 million in the fourth quarter of 2009.  General and administrative costs for the fourth quarter of 2010 included approximately $11 million of costs associated with the Holdings Merger.

Interest expense for the fourth quarter of 2010 was $213 million, which included approximately $31 million of expenses for the redesignation and assignment of Holdings’ interest rate swaps to Enterprise in connection with the refinancing of Holdings’ debt and charges related to the write off of Holdings’ unamortized debt issuance costs.  Interest expense for the fourth quarter of 2009 was $179 million.  The average debt balances for the quarters ended December 31, 2010 and December 31, 2009 were $13.8 billion and $12.8 billion, respectively.  The increase in the average debt balance between the two periods was primarily due to debt incurred to partially fund Enterprise’s capital investments and for working capital needs.

Capitalization

Total debt principal outstanding at December 31, 2010 was approximately $13.5 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe, on average, approximately 50 percent equity content.  Enterprise’s consolidated debt at December 31, 2010 also included $788 million of debt of DEP for which Enterprise does not have the payment obligation.  During the fourth quarter of 2010, Enterprise received proceeds of $594 million from the issuance of 14,829,980 common units through a public offering and the partnership’s distribution reinvestment plan.  At December 31, 2010, Enterprise had consolidated liquidity of approximately $1.9 billion, which included availability under Enterprise’s and DEP’s credit facilities and unrestricted cash.  Enterprise received approximately $1.5 billion of net proceeds on January 13, 2011 from the issuance of 5-year and 30-year notes.  Adjusting for the receipt of these proceeds and the retirement of $450 million of notes that matured on February 1, 2011, consolidated liquidity was approximately $2.9 billion.

Total capital spending in the fourth quarter of 2010, net of contributions in aid of construction costs, was approximately $694 million, which includes $63 million of sustaining capital expenditures.  For 2010, total capital spending, net of contributions in aid of construction costs, was approximately $3.3 billion, which includes $240 million of sustaining capital expenditures.  Currently, based on approved projects, Enterprise expects to invest approximately $3.4 billion for growth capital expenditures in 2011.  In addition, the partnership expects sustaining capital expenditures for 2011 to be approximately $260 million.

Conference Call to Discuss Fourth Quarter 2010 Earnings

Today, Enterprise will host a conference call to discuss fourth quarter 2010 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CST and may be accessed by visiting the company’s website at www.epplp.com.

Basis of Presentation

Holdings is the surviving consolidated entity for accounting purposes, and as a result, Enterprise’s consolidated financial and operating results prior to the merger have been presented as if Enterprise were Holdings from an accounting perspective.  Enterprise is the surviving consolidated entity for legal and reporting purposes.  The primary differences between Holdings’ and Enterprise’s consolidated results of operations were (i) general and administrative costs incurred by Holdings and our former general partner; (ii) equity in income of Holdings’ noncontrolling ownership interests in Energy Transfer Equity, L.P.; and (iii) interest expense associated with Holdings’ debt. For periods prior to November 22, 2010, the consolidated net income attributable to Enterprise’s limited partner interests that were owned by parties other than Holdings is reflected as a component of net income attributable to noncontrolling interest. Furthermore, Enterprise’s earnings per unit amounts for periods prior to November 22, 2010 are based on net income attributable to the former owners of Holdings divided by the applicable weighted-average number of Holdings’ units outstanding for the period adjusted for the merger exchange ratio of 1.5

Enterprise common units for each Holdings unit.  Following the merger, earnings per unit is determined by dividing net income attributable to Enterprise by the applicable weighted-average number of Enterprise limited partner units outstanding for the period.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expenses; (2) non-cash asset impairment charges; (3) operating lease expenses for which we do not have the payment obligation; (4) gains and losses from asset sales and related transactions; and (5) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before the allocation of earnings to noncontrolling interests.

We include equity earnings from unconsolidated affiliates in our measurement of segment gross operating margin.  Our equity investments with industry partners are a vital component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand alone basis.  Many of these businesses perform supporting or complementary roles to our other business operations.

Distributable cash flow.  We define distributable cash flow as net income or loss attributable to partners adjusted for: (1) the addition of depreciation, amortization and accretion expense; (2) the addition of operating lease expenses for which we do not have the payment obligation; (3) the addition of cash distributions received from unconsolidated affiliates less equity earnings from unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations; (5) the addition of losses or subtraction of gains from asset sales and related transactions; (6) the addition of cash proceeds from asset sales or related transactions; (7) the return of an investment in an unconsolidated affiliate or related transactions (if any); (8) the addition of losses or subtraction of gains on the monetization of financial instruments recorded in accumulated other comprehensive income (loss), if any, less related amortization of such amounts to earnings; (9) the addition of net income attributable to the noncontrolling interest associated with the public unitholders of DEP, less related cash distributions to be paid to such unitholders with respect to the period of calculation; (10) the addition of net income attributable to noncontrolling interest of Enterprise reported by us prior to the effective date of the Holdings Merger; and (11) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

Management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Adjusted EBITDA.  We define Adjusted EBITDA as net income or loss minus equity earnings from unconsolidated affiliates; plus distributions received from unconsolidated affiliates, interest expense, provision for income taxes and depreciation, amortization and accretion expense.  Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  The partnership’s assets include more than 50,200 miles of onshore and offshore pipelines; approximately 192 million barrels of storage capacity for NGLs, refined products and crude oil; and approximately 27 billion cubic feet of natural gas storage capacity.  Services include: natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform services; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.   For additional information, visit www.epplp.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:                      Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812,

                                       Rick Rainey, Director, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.							Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	Three Months Ended December 31,				Year Ended December 31,
	2010		2009		2010		2009
Revenues		$9,583.6		$8,400.3		$33,739.3	$25,510.9
Costs and expenses:
Operating costs and expenses		9,043.1		7,768.9		31,449.3	23,565.8
General and administrative costs		53.9		40.8		204.8	182.8
Total costs and expenses		9,097.0		7,809.7		31,654.1	23,748.6
Equity in income of unconsolidated affiliates		18.8		34.6		62.0	92.3
Operating income		505.4		625.2		2,147.2	1,854.6
Other income (expense):
Interest expense		(212.8)		(179.1)		(741.9)	(687.3)
Other, net		2.7		(3.9)		4.5	(1.7)
Total other expense		(210.1)		(183.0)		(737.4)	(689.0)
Income before provision for income taxes		295.3		442.2		1,409.8	1,165.6
Provision for income taxes		(6.0)		1.5		(26.1)	(25.3)
Net income		289.3		443.7		1,383.7	1,140.3
Net income attributable to noncontrolling interests – Enterprise		(113.0)		(336.0)		(1,000.3)	(825.5)
Net income attributable to noncontrolling interests – other		(16.5)		(30.9)		(62.6)	(110.7)
Total net income attributable to noncontrolling interests		(129.5)		(366.9)		(1,062.9)	(936.2)
Net income attributable to partners		$159.8		$76.8		$320.8	$204.1

Net income allocated to:
Limited partners		$159.8		$76.8		$320.8	$204.1
General partner	$	*	$	*	$	*	$ *
Per unit data (fully diluted):
Earnings per unit		$0.33		$0.37		$1.15	$0.99
Average limited partner units outstanding (in millions)		485.2		208.8		278.5	206.7
Other financial data:
Net cash flows provided by operating activities		$856.2		$1,500.2		$2,300.0	$2,410.3
Cash used in investing activities		$750.1		$474.7		$3,251.6	$1,547.7
Cash provided by (used in) financing activities		$(83.9)		$(1,045.0)		$961.1	$(863.9)
Distributable cash flow		$571.2		$570.4		$2,256.4	$1,643.2
Adjusted EBITDA		$802.7		$851.1		$3,256.1	$2,759.9
Depreciation, amortization and accretion		$276.0		$214.6		$985.1	$836.8
Distributions received from unconsolidated affiliates		$45.9		$52.3		$191.9	$169.3
Total debt principal outstanding at end of period		$13,526.5		$12,378.5		$13,526.5	$12,378.5
Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment		$610.9		$478.9		$2,002.1	$1,566.5
Cash used for business combinations, net of cash acquired		80.9		32.8		1,313.9	107.3
Acquisition of intangible assets		--		--		--	1.4
Investments in unconsolidated affiliates		1.7		4.9		8.0	19.6
Total capital spending		$693.5		$516.6		$3,324.0	$1,694.8

* Amount is negligible.

Enterprise Products Partners L.P.				Exhibit B
Condensed Operating Data – UNAUDITED
($ in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Gross operating margin by segment:
NGL Pipelines & Services	$457.1	$510.6	$1,732.6	$1,628.7
Onshore Natural Gas Pipelines & Services	135.9	110.0	527.2	501.5
Onshore Crude Oil Pipelines & Services	26.1	37.7	113.7	164.4
Offshore Pipelines & Services	65.6	97.5	297.8	180.5
Petrochemical & Refined Products Services	140.2	109.1	584.5	364.7
Other Investments	4.2	15.4	(2.8)	41.1
Total gross operating margin	829.1	880.3	3,253.0	2,880.9
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Amounts included in operating costs and expenses:
Depreciation, amortization and accretion	(261.8)	(206.4)	(936.3)	(809.3)
Non-cash asset impairment charges	(6.9)	(7.2)	(8.4)	(33.5)
Operating lease expenses paid by EPCO	(0.2)	(0.2)	(0.7)	(0.7)
Gain (loss) from asset sales and related transactions	(0.9)	(0.5)	44.4	--
General and administrative costs	(53.9)	(40.8)	(204.8)	(182.8)
Operating income	$505.4	$625.2	$2,147.2	$1,854.6

Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,524	2,437	2,322	2,196
NGL fractionation volumes (MBPD)	526	477	485	461
Equity NGL production (MBPD)	117	120	121	117
Fee-based natural gas processing (MMcf/d)	3,337	2,545	2,932	2,650
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	11,511	10,234	11,482	10,435
Onshore Crude Oil Pipelines & Services
Crude oil transportation volumes (MBPD)	645	672	670	680
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,117	1,305	1,242	1,420
Crude oil transportation volumes (MBPD)	304	387	320	308
Platform natural gas processing (MMcf/d)	415	579	513	700
Platform crude oil processing (MBPD)	18	19	17	12
Petrochemical & Refined Products Services, net:
Butane isomerization volumes (MBPD)	87	93	89	97
Propylene fractionation volumes (MBPD)	74	71	77	68
Octane additive production volumes (MBPD)	20	13	16	10
Transportation volumes, primarily refined products and petrochemicals (MBPD)	859	835	869	806
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	4,332	4,331	4,181	3,990
Natural gas transportation volumes (BBtus/d)	12,628	11,539	12,724	11,855
Equivalent transportation volumes (MBPD) (2)	7,655	7,368	7,529	7,110

(1)  Operating rates are reported on a net basis, taking into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2) Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.				Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Distributable Cash Flow
($ in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009 (1)	2010 (1)	2009 (1)
Net income attributable to partners	$159.8	$406.1	$1,266.7	$1,030.9
Adjustments to GAAP net income to derive non-GAAP distributable cash flow:
Depreciation, amortization and accretion	276.0	213.5	980.2	725.5
Operating lease expenses paid by EPCO	0.2	0.2	0.7	0.7
Distributions received from unconsolidated affiliates	45.9	31.4	128.2	127.4
Equity in income of unconsolidated affiliates	(18.8)	(19.2)	(69.0)	(61.4)
Sustaining capital expenditures	(62.9)	(58.3)	(240.3)	(166.6)
Cash payments to settle asset retirement obligations	(1.6)	(2.5)	(11.2)	(12.4)
Loss (gain) from asset sales and related transactions	(1.3)	0.5	(46.7)	0.1
Proceeds from asset sales and related transactions	16.3	0.7	105.9	3.5
Monetization of derivative instruments	--	0.2	1.3	0.2
Amortization of net losses related to monetization of derivative instruments	1.4	0.9	5.5	1.0
Net income attributable to noncontrolling interest – DEP public unitholders	10.3	9.5	37.1	31.3
Net income attributable to noncontrolling interest – Enterprise public unitholders pre-Holdings Merger	113.0	--	113.0	--
Distribution to be paid to DEP public unitholders with respect to period	(10.6)	(10.8)	(42.3)	(38.0)
Net loss of TEPPCO for the third quarter of 2009	--	--	--	(42.1)
Other miscellaneous adjustments to derive distributable cash flow	43.5	(1.8)	27.3	43.1
Distributable cash flow	571.2	570.4	2,256.4	1,643.2
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Sustaining capital expenditures	62.9	58.3	240.3	166.6
Cash payments to settle asset retirement obligations	1.6	2.5	11.2	12.4
Proceeds from asset sales and related transactions	(16.3)	(0.7)	(105.9)	(3.5)
Monetization of derivative instruments	--	(0.2)	(1.3)	(0.2)
Amortization of net losses related to monetization of derivative instruments	(1.4)	(0.9)	(5.5)	(1.0)
Net income attributable to noncontrolling interests	129.5	33.2	175.6	75.7
Net income attributable to noncontrolling interest – DEP public unitholders	(10.3)	(9.5)	(37.1)	(31.3)
Net income attributable to noncontrolling interest – Enterprise public unitholders pre-Holdings Merger	(113.0)	--	(113.0)	--
Distribution to be paid to DEP public unitholders with respect to period	10.6	10.8	42.3	38.0
Miscellaneous non-cash and other amounts to reconcile distributable cash flow with net cash flows provided by operating activities	--	0.8	10.4	(5.2)
Net effect of changes in operating accounts	221.4	820.8	(202.1)	284.7
Operating cash flows for the six months ended June 30, 2009 attributable to the inclusion of TEPPCO amounts in our financial statements	--	--	--	197.8
Operating cash flows for the periods prior to the effective date of the Holdings merger attributable to standalone amounts of Holdings and EPGP	--	14.7	28.7	33.1
Net cash flows provided by operating activities	$856.2	$1,500.2	$2,300.0	$2,410.3

(1) Distributable cash flow for periods prior to the 4th quarters of 2010 and 2009 is calculated based on historical results of Enterprise prior to the Holdings and TEPPCO Mergers, respectively.

Enterprise Products Partners L.P.				Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Adjusted EBITDA
($ in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net income	$289.3	$443.7	$1,383.7	$1,140.3
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Equity in income of unconsolidated affiliates	(18.8)	(34.6)	(62.0)	(92.3)
Distributions received from unconsolidated affiliates	45.9	52.3	191.9	169.3
Interest expense (including related amortization)	212.8	179.1	741.9	687.3
Provision for income taxes	6.0	(1.5)	26.1	25.3
Depreciation, amortization and accretion in costs and expenses	267.5	212.1	974.5	830.0
Adjusted EBITDA	802.7	851.1	3,256.1	2,759.9
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Interest expense	(212.8)	(179.1)	(741.9)	(687.3)
Provision for income taxes	(6.0)	1.5	(26.1)	(25.3)
Operating lease expenses paid by EPCO	0.2	0.2	0.7	0.7
Loss (gain) from asset sales and related transactions	(1.3)	0.5	(46.7)	--
Loss on forfeiture of Texas Offshore Port System	--	--	--	68.4
Miscellaneous non-cash and other amounts to reconcile Adjusted EBITDA and net cash flows provided by operating activities	52.0	1.0	48.3	43.8
Net effect of changes in operating accounts	221.4	825.0	(190.4)	250.1
Net cash flows provided by operating activities	$856.2	$1,500.2	$2,300.0	$2,410.3